EXHIBIT 99-26
EIGHTEENTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
DTE ENERGY COMPANY
     THIS EIGHTEENTH AMENDMENT, dated and effective as of the first day of June 2006, by and between Fidelity Management Trust Company (the ''Trustee’’) and DTE Energy Company (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and the Sponsor heretofore entered into a Master Trust Agreement dated June 30, 1994, as amended, with regard to DTE Energy Company Savings and Stock Ownership Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America and the MichCon Savings and Stock Ownership Plan (collectively and individually, the “Plan”); and
     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:
(1)	Amending the “Return of Excess Contribution Fee” section of Schedule “B” by restating as follows:

Return of Excess Contribution Fee: Fee Waived
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Eighteenth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DTE ENERGY COMPANY		FIDELITY MANAGEMENT TRUST COMPANY

By	/s/ Elizabeth A. Pochini 12/4/06	By	/s/ Rebecca Ethier 12/8/06

	Date		Its authorized signatory Date
Fidelity Confidential
DTE Energy Company
Eighteenth Amendment
Trust Agreement